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                                                                   Exhibit 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

   We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-76236 and 33-93668) pertaining to the 1993 Directors' Stock Option Plan of Incyte Pharmaceuticals, Inc., (Form S-8 Nos. 33-76344, 33-93666, 333-13449, 333-31413, 333-47178, 333-63069, 333-67598 and 333-83291) pertaining to the 1991 Stock Plan of Incyte Pharmaceuticals, Inc., (Form S-8 Nos. 333-31409, 333- 47180 and 333-67596) pertaining to the 1997 Employee Stock
Purchase Plan of Incyte Pharmaceuticals, Inc., (Form S-8 No. 333-46639) pertaining to Options Assumed By Incyte Pharmaceuticals, Inc. Originally
Granted Under The Synteni, Inc. 1996 Equity Incentive Plan, (Form S-8 No. 333-67691) pertaining to Options Issued By Incyte Pharmaceuticals, Inc. to Former Optionholders of Hexagen Limited, (Form S-8 No. 333-54496) pertaining to Options Assumed By Incyte Genomics, Inc. Originally Granted Under The Proteome, Inc. 1998 Employee, Director, And Consultant Stock Option Plan, (Form S-3 No. 333-36318) pertaining to the 5.5% Convertible Subordinated Notes Due 2007 and Shares of Common Stock Issuable Upon Conversion of the Notes, and (Form S-3 No. 333-55826) pertaining to 1,248,522 Shares of Common Stock and the related Prospectuses of our report dated January 25, 2002, with respect to the consolidated financial statements and schedule of Incyte Genomics, Inc.
included in this Annual Report (Form 10-K) for the year ended December 31, 2001.

                                                          /S/ ERNST & YOUNG LLP

Palo Alto, California
March 26, 2002